UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 13, 2005

AFFIRMATIVE INSURANCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation	000-50795 (Commission File Number)	75-2770432 (I.R.S. Employer Identification Number)

4450 Sojourn Drive, Suite 500 Addison, Texas (Address of principal executive offices)	75001 (Zip code)
(972) 728-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02. Termination of Material Definitive Agreement.
In connection with Thomas E. Mangold’s resignation described in Item 5.02 of this Form 8-K, we entered into a Separation Agreement and General Release, dated as of November 13, 2005 (“Separation Agreement”), with Mr. Mangold pursuant to which the employment agreement (“Employment Agreement”) with Mr. Mangold effective as of July 14, 2004, was terminated, except for certain restrictive covenants concerning non-disclosure, non-competition, non-solicitation and other issues related to those covenants. Under the Separation Agreement, Mr. Mangold agreed to release us from any and all claims and Mr. Mangold made certain ancillary agreements concerning his compliance with obligations relating to the non-disclosure and non-competition covenants contained in the Employment Agreement. Upon Mr. Mangold’s execution of an Acknowledgment of Non-Revocation of the Separation Agreement, we have agreed to pay Mr. Mangold a cash severance payment of $2,795,000.00 in addition to other entitled payments.
Item 5.02. Departure of Directors or Principal Officers; Appointment of Principal Officers.
Effective November 13, 2005, Thomas E. Mangold resigned as our Chairman of the Board, President and Chief Executive Officer. Effective November 13, 2005, the Board appointed Kevin R. Callahan as our Chairman of the Board. Effective November 15, 2005, the Board elected Mr. Callahan as our Interim Chief Executive Officer while a search is conducted for Mr. Mangold’s permanent replacement. Mr. Callahan, 44, served from 2002 to 2004 as Chief Executive Officer of Allianz Global Risks US Insurance company. Mr. Callahan also was Chief Executive Officer of Aon Capital Markets from 1996 to 2002 and was a Principal of Aon Risk Services North America from 2000 to 2002. He has served on the board of directors of Corus Bankshares, Inc. since February 2005. Mr. Callahan has been appointed as Chairman of our Executive Committee as well as to serve on the Compensation Committee and the Nominating and Corporate Governance Committee. We anticipate entering into an employment agreement with Mr. Callahan in the near future. A copy of our press release announcing this event is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Number	Exhibit
99.1*	Press Release announcing resignation of Tom Mangold

*Filed herewith.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
By:	/s/ TIMOTHY A. BIENEK
Timothy A. Bienek
Executive Vice President and Chief Financial Officer

Date: November 18, 2005

Number	Exhibit
99.1*	Press Release announcing resignation of Tom Mangold

*Filed herewith